EXHIBIT 99.1

State Auto Financial Reports Record Third Quarter Results

•	Record third quarter earnings of $0.75 per share

•	Quarterly GAAP combined ratio of 90.9

•	Return on Equity of 13.3%

Contact: Terrence Bowshier

VP - Director of Investor Relations

(614) 464-5078

Columbus, Ohio (October 24, 2006) – State Auto Financial Corporation (NASDAQ: STFC) today reported record third quarter net income of $31.2 million, or $0.75 per diluted share, versus $16.8 million or $0.41 per diluted share for the same period in 2005. Net income from operations* per diluted share for the third quarter of 2006 was $0.72, versus $0.34 for the same period in 2005.

STFC’s GAAP combined ratio for the third quarter of 2006 was 90.9, versus 100.2 for the third quarter of 2005. Catastrophe losses accounted for 8.0 points of the total 56.7 loss ratio points or $20.4 million in the third quarter 2006, compared to 16.0 points of the total 69.3 loss ratio points, or $42.1 million for the same period in 2005. STFC’s third quarter 2006 revenue was $279.6 million, versus $288.5 million for the same period in 2005.

Revenue for the first nine months of 2006 was $836.4 million, versus $858.6 million for the same 2005 period. For the first nine months of 2006, net income was $75.5 million, or $1.82 per diluted share, compared to $96.4 million or $2.35 per diluted share, for the same 2005 period. The GAAP combined ratio for the first nine months of 2006 was 94.0, as compared to 90.0 for the same period in 2005. STFC’s book value per share rose to an all-time high of $20.63, as of September 30, 2006.

“I am pleased to report record third quarter earnings following a second quarter that was heavily impacted by record catastrophe losses. Our core book of business continues to perform exceptionally well and losses from catastrophes in the third quarter were relatively low,” said STFC Chairman, President and CEO Bob Restrepo.

“We are encouraged by the market’s acceptance of our newest personal auto product CustomFit™. In states where CustomFit™ has been introduced, new business is up between 24% and 69% depending on the state. We’re preparing to roll out our next generation CustomFit™ model to additional states. The success of CustomFit™, which was the first of several technology driven initiatives begun in 2006, fuels our confidence that State Auto will remain a strong player in a very competitive insurance market,” added Restrepo.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,800 independent insurance agents associated with nearly 3,000 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed

Insurance Company in America” for 2006 and is one of just 3% of publicly listed companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web site at www.STFC.com.

*	Net income from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income only by the exclusion of realized capital gains or losses, net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to $0.03 for the quarter and $0.04 for 2006 year to date compared to $0.07 and $0.11 for the same periods in 2005.

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STFC has scheduled a conference call with interested investors for Tuesday, October 24, 10:00 a.m. Eastern Time to discuss the company’s third quarter 2006 performance. Live and archived broadcasts of the call can be accessed via links on www.STFC.com. A replay of the call can be heard beginning at noon October 24, by calling 1-866-454-9172. Supplemental schedules detailing the company’s third quarter 2006 financial, sales and underwriting results are made available on www.STFC.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In millions, except per share amounts)	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Net premiums written	$264.0	$268.5	$780.8	$824.7	(B)

Earned premiums	255.8	262.9	768.6	789.7
Net investment income	20.6	20.1	61.6	58.4
Net realized gain on investments	2.0	4.4	2.5	6.8
Other income	1.2	1.1	3.7	3.7

Total revenue	279.6	288.5	836.4	858.6

Income before federal income taxes	42.4	20.2	98.9	132.4

Federal income tax expense	11.2	3.4	23.4	36.0

Net income	$31.2	$16.8	$75.5	$96.4

Earnings per share:
- basic	$0.76	$0.41	$1.85	$2.39
- diluted	$0.75	$0.41	$1.82	$2.35

Earnings per share from operations (A):
- basic	$0.73	$0.34	$1.81	$2.28
- diluted	$0.72	$0.34	$1.78	$2.24

Weighted average shares outstanding:
- basic	41.0	40.4	40.8	40.3
- diluted	41.6	41.2	41.6	41.0

Book value per share	$20.63	$18.20

Dividends paid per share	$0.10	$0.09	$0.28	$0.18

Total shares outstanding	41.0	40.4

GAAP ratios:
Loss and LAE ratio	56.7	69.3	60.7	58.5
Expense ratio	34.2	30.9	33.3	31.5

Combined ratio	90.9	100.2	94.0	90.0

__________
(A) Net income from operations:
Net income	$31.2	$16.8	$75.5	$96.4
Less net realized gains on investments, less applicable federal income taxes	1.3	2.9	1.6	4.4

Net income from operations	$29.9	$13.9	$73.9	$92.0

(B)	Net premiums written for the nine months ended September 30, 2005, includes $23.9 million of unearned premiums transferred to STFC in connection with the addition of Meridian Security Insurance Company and Meridian Citizens Mutual Insurance Company to the State Auto Pool, effective January 1, 2005.